SHAREHOLDER SERVICING
                                    AGREEMENT


                          SHORT TERM INCOME FUND, INC.
                            U.S. Government Portfolio
                         Total Resource Account ("TRA")
                              Class of Common Stock
                                (the "Portfolio")

                                600 Fifth Avenue
                            New York, New York 10020


                                                                          , 1999



Reich & Tang Distributors, Inc. ("Distributor")
600 Fifth Avenue
New York, New York  10020

Gentlemen:

                  We herewith confirm our agreement with you as follows:

                    1. We hereby employ you, pursuant to the Distribution and Service Plan, as amended, adopted by us in accordance with Rule 12b-1 (the "Plan") under the Investment Company Act of 1940, as amended (the "Act"), to provide the services listed below on behalf of the TRA Class Shares of the Portfolio. You will perform, or arrange for others including organizations whose customers or clients are shareholders of our corporation (the "Participating Organizations") to perform, all personal shareholder servicing and related maintenance of shareholder account functions ("Shareholder Services") not performed by us or our transfer agent.

                    2. You will be responsible for the payment of all expenses incurred by you in rendering the foregoing services, except that the Portfolio will pay for (i) telecommunications expenses, including the cost of dedicated lines and CRT terminals, incurred by the Distributor and Participating Organizations in rendering such services to the TRA Class Shareholders, and (ii) preparing, printing and delivering our prospectus to existing shareholders and preparing and printing subscription application forms for shareholder accounts.

                    3. You may make payments from time to time from your own resources, including the fees payable hereunder and past profits to compensate Participating Organizations for providing

Shareholder Services to the TRA Class Shareholders of the Fund. Payments to Participating Organizations to compensate them for providing Shareholder Services are subject to compliance by them with the terms of written agreements satisfactory to our Board of Directors to be entered into between the Distributor and the Participating Organizations. The Distributor will in its sole discretion determine the amount of any payments made by the Distributor pursuant to this Agreement, provided, however, that no such payment will increase the amount which each Portfolio is required to pay either to the Distributor under this Agreement or to the Manager under the Investment Management Contract, the Administrative Services Agreement, or otherwise.

                    4. We will expect of you, and you will give us the benefit of, your best judgment and efforts in rendering these services to us, and we agree as an inducement to your undertaking these services that you will not be liable hereunder for any mistake of judgment or for any other cause, provided that nothing herein shall protect you against any liability to us or to our shareholders by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

                  5. In consideration of your performance, each Portfolio will pay you a service fee, as defined by Article III, Section 26(b)(9) of the Rules of Fair Practice, as amended, of the National Association of Securities Dealers, Inc. at the annual rate of one quarter of one percent (0.25%) of the Portfolio's TRA Class Shares' average daily net assets. Your fee will be accrued by us daily, and will be payable on the last day of each calendar month for services performed hereunder during that month or on such other schedule as you shall request of us in writing. You may waive your right to any fee to which you are entitled hereunder, provided such waiver is delivered to us in writing.

                  6. This Agreement will become effective on the date hereof and will remain in effect thereafter for successive twelve-month periods (computed from each ___________), provided that such continuation is specifically approved at least annually by vote of our Board of Directors and of a majority of those of our directors who are not interested persons (as defined in the Act) and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, cast in person at a meeting called for the purpose of voting on this Agreement. This Agreement may be terminated at any time, without the payment of any penalty, (a) on sixty days' written notice to you (i) by vote of a majority of our entire Board of Directors, and by a vote of a majority of our Directors who are not interested persons (as defined in the Act) and who have no direct or indirect financial interest in the operation of the

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


Plan or in any agreement related to the Plan, or (ii) by vote of a majority of the outstanding voting securities of the Portfolio's TRA Class Shares, as defined in the Act, or (b) by you on sixty days' written notice to us.

                  7. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by you and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by you. The terms "transfer", "assignment" and "sale" as used in this paragraph shall have the meanings ascribed thereto by governing law and in applicable rules or regulations of the Securities and Exchange Commission thereunder.

                  8. Except to the extent necessary to perform your obligations hereunder, nothing herein shall be deemed to limit or restrict your right, the right of any of your employees, officers or directors, who may also be a director, officer or employee of ours, or of a person affiliated with us, as defined in the Act, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to another corporation, firm, individual or association.

                  If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                                     Very truly yours,

                                                   SHORT TERM INCOME FUND, INC.
                                                     U.S. Government Portfolio
                                                     TRA Class Common Stock


                                                     By:


ACCEPTED:                            , 1999


REICH & TANG DISTRIBUTORS, INC.


By:


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